Exhibit 10.5

CHANGE OF CONTROL

EMPLOYMENT AGREEMENT

This Agreement, by and between Electronic Data Systems Corporation, a Delaware Corporation, its successors and assigns ("Company"), and Michael H. Jordan ("Executive"), which supersedes and replaces all Change of Control Employment Agreements previously executed between Company and Executive (which previous Agreements Executive acknowledges are of no further force or effect), is dated as of the date executed by Executive as indicated on the last page of this Agreement ("Agreement").

The Compensation and Benefit Committee of the Company's Board of Directors, on behalf of the Board of Directors of the Company ("Board"), has determined it is in the best interests of the Company and its shareholders to assure the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control.  Therefore, in order to accomplish these objectives, the Compensation and Benefit Committee of the Board has caused the Company to enter into this Agreement.

The parties hereby agree as follows:

1.  Effect of Agreement.

Unless and until there occurs, during the Term of this Agreement, a Change of Control or a termination or resignation of Executive's employment in anticipation of a Change of Control as contemplated by Section 3, this Agreement shall have no effect and shall not provide any rights or benefits to Executive.  Similarly, unless and until there occurs, during the Term of this Agreement, a Change of Control or a termination or resignation of Executive's employment in anticipation of a Change of Control as contemplated by Section 3, and unless contrary to applicable law or the terms of a written contract executed by and/or approved by the Board, employment with the Company remains of an indefinite term and may be ended, with or without cause, at any time by either Executive or the Company, with or without previous notice.

2.  Terms of Employment.

This Section 2 sets forth the terms and conditions on which the Company agrees to employ Executive during the period (the "Protected Period") beginning on the first day during the Term of this Agreement on which a Change of Control occurs and ending on the second anniversary of that date, or such earlier date as Executive's employment terminates as contemplated by Section 3.

(A)  Position and Duties.

(1) During the Protected Period, Executive's services shall be performed at the office where Executive was employed immediately preceding the date of the Change of Control or any office or location less than 50 miles from such office, unless Executive is on international assignment on the date of the Change of Control and is relocated as a result of Executive's being repatriated pursuant to the terms of Executive's international assignment agreement as in effect before the date of the Change of Control.

(2) During the Protected Period, Executive agrees to devote reasonable attention and time during normal business hours (except when on authorized vacation, holidays or sick leave) to the business and affairs of the Company, and, to the extent necessary to discharge the responsibilities assigned to Executive, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that Executive may (A) contingent upon obtaining all required approvals, serve on corporate, civic or charitable boards and committees, (B) fulfill speaking engagements, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company; and provided, further, that to the extent that any such activities have been conducted by Executive before the date of the Change of Control, the continued conduct of such activities after the date of the Change of Control shall not be deemed to significantly interfere with the performance of Executive's responsibilities to the Company.

(B)  Compensation.

(1) Base Salary. During the Protected Period, Executive shall continue to receive the same annual base salary Executive was receiving immediately preceding the date of the Change of Control. Executive shall be paid at such intervals as the Company pays executive salaries generally. During the Protected Period, Executive's annual base salary shall be reviewed for possible increase at least annually, beginning no more than 12 months after the last such annual review prior to the date of the Change of Control.

(2) Savings and Retirement Plans. During the Protected Period, Executive shall remain eligible to participate in the savings and retirement plans, practices, policies and programs generally applicable to peer executives of the Company.

(3) Welfare Benefit Plans. During the Protected Period, Executive and/or Executive's eligible dependents, as the case may be, shall remain eligible to participate in and receive benefits under welfare benefit plans, practices, policies and programs provided by the Company (including without limitation medical, prescription drug, dental, vision, disability, life insurance, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent generally applicable to peer executives of the Company.

(4) Expenses. During the Protected Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company to the extent generally applicable to peer executives of the Company.

(5) Fringe Benefits. During the Protected Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company to the extent generally applicable to peer executives of the Company.

(6) Vacation. During the Protected Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for Executive immediately preceding the date of the Change of Control.

3. Termination of Employment.

(A) By the Company. The Company may terminate Executive's employment during the Protected Period for Cause or without Cause.

(B) By Executive. Executive may terminate employment during the Protected Period for Good Reason or without Good Reason.

(C) Termination or Resignation In Anticipation of a Change of Control.

(1)  Termination In Anticipation of a Change of Control. Despite anything in this Agreement to the contrary, if (a) a Change of Control occurs, (b) Executive's employment with the Company is terminated by the Company without Cause before the Change of Control occurs, and (c) the Company cannot reasonably demonstrate such termination of employment was not at the request of a third party that had taken steps reasonably calculated to effect the Change of Control or otherwise did not arise in connection with or in anticipation of the Change of Control, then Executive will remain entitled to receive any unconveyed payments and benefits pursuant to the terms of Section 4 (Obligations of the Company upon Termination) and Section 5 (Obligations of the Company upon Change of Control).

(2)  Resignation In Anticipation of a Change of Control.  Despite anything in this Agreement to the contrary, if: (a) a Change of Control occurs, (b) Executive resigns for Good Reason either prior to a Change of Control on the basis that events occurring prior to the Change of Control would have enabled him to terminate his employment for Good Reason had such events occurred following a Change of Control, and (c) the Company cannot reasonably demonstrate the events occurring prior to the Change of Control, that would have enabled him to terminate his employment for Good Reason had such events occurred during the Protected Period, were not taken at the request of a third party that had taken steps reasonably calculated to effect the Change of Control or otherwise did not arise in connection with or in anticipation of the Change of Control (e.g., Executive's role is reduced three months prior to a Change of Control, but the Company cannot reasonably demonstrate that such reduction in role was not at the request of an acquiring entity or was otherwise unrelated to an anticipated Change of Control), then Executive will remain entitled to receive any unconveyed payments and benefits pursuant to the terms of Section 4 (Obligations of the Company upon Termination) and in Section 5 (Obligations of the Company upon Change of Control).

4.  Obligations of the Company upon Termination.

If there occurs, during the Term of this Agreement, a termination or resignation of Executive's employment in anticipation of a Change of Control as contemplated by Section 3, the Company shall provide to Executive, in addition to any benefits to which he may be entitled pursuant to Section 5 of this Agreement, his/her accrued, but unpaid base salary through the Date of Termination, less all applicable deductions, and shall have no other severance and/or separation obligations to Executive, including any such obligations under the terms of the EDS Severance Plan.  If Executive's employment is terminated by Executive or the Company, for any reason, during the Protected Period, the Company shall pay his/her accrued, but unpaid base salary through the Date of Termination, less all applicable deductions, and shall have no other severance and/or separation obligations, including any such obligations under the terms of the EDS Severance Plan.

5.  Obligations of the Company upon Change of Control.

On the consummation of a Change of Control of the Company, the Company shall provide to or in respect of the Executive the following:

(A)  Excluding any  deferred stock units as well as any performance based restricted stock units, all restricted stock units and/or stock options awarded to Executive that remain unvested on the date of the Change of Control shall immediately vest and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law), and all such restricted stock units shall be issued on the date of the Change of Control, and with regard to all stock options, the period during which Executive may exercise such options shall be extended through the earlier of (i) one (1) year from the  Date of Termination, (ii) the latest expiration date of the original applicable stock option award or (iii) the tenth anniversary of the original date of grant of the applicable stock option award;

(B)  With regard to any  performance based restricted stock units[1] awarded to Executive that remain unvested on the date of the Change of Control, the Target Award of such grants (as defined in the applicable award agreement(s)) shall immediately vest,  shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law  and shall (in reliance on the provision in Treasury Regulation Section 1.409A-3(b) permitting issuance of such restricted stock units on the earlier of the respective schedules set forth in the applicable Grant Agreements, as amended, and a Change of Control under this Agreement) be issued on the date of the Change of Control.  For purposes of this Agreement, the term performance based deferred stock units or performance based restricted stock unit shall mean deferred or restricted stock unit, as applicable, awarded to Executive pursuant to a grant agreement specifying that the actual number of stock units to ultimately be awarded following the end of the performance period is contingent upon specified criteria related to EDS' performance; and

(C)  The Target Award of any performance based deferred stock units (as defined in the applicable award agreement(s)) and all other deferred stock units awarded to Executive that remain unvested on the date of the Change of Control shall immediately vest and shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of any applicable deferral plan), and the distribution of such deferred stock units shall be determined pursuant to the applicable deferral plan and the specific provisions of each individual deferred stock unit agreement.

[1] It is expressly acknowledged and agreed that the term "performance based restricted stock units" referenced in Section 5(B) above includes any performance based restricted stock units previously awarded to Executive pursuant to an agreement containing language indicating that an "existing change of control agreement" shall have no force or effect on such stock units.  Indeed, it is further acknowledged and agreed that any language contained in existing performance restricted stock unit award agreements between the parties indicating that an "existing change of control agreement" shall have no force or effect on such stock units is null and void and of no further force or effect.  It is further acknowledged that, if Executive is subject to this Agreement at the time of a Change of Control, this Agreement will govern with respect to determining the effect of a Change of Control on any such performance based restricted stock units.

For the avoidance of doubt, it is understood and agreed that, in the event of a Change of Control, Executive shall be entitled to the same consideration with respect to the equity that vests pursuant to this Section 5 (including vested stock options upon the exercise thereof and payment of the applicable exercise price) as any other holder of common stock of the Company.

6.  Exclusivity of Benefits.

If Executive receives any benefits pursuant to this Agreement, Executive understands and acknowledges he/she shall not be eligible to receive any other form of severance and/or separation pay or benefits from the Company.  Further, if Executive receives any benefits pursuant to this Agreement, Executive understands and acknowledges the compensation, benefits and other consideration provided hereunder shall constitute his/her sole and exclusive rights to any payments or benefits from EDS, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for benefits to which he/she may be entitled, if any: (i) under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and EDS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code Section 4980B; (ii) under the EDS Benefit Restoration Plan; (iii) pursuant to any indemnification agreements between Executive and EDS; or (iv) under any applicable directors and officers or other liability insurance policies.

7. Certain Additional Payments by the Company.

(A) If any Payment is subject to an Excise Tax, then the Company shall pay the Executive a Gross-Up Payment (regardless of whether the Executive's employment has terminated). Any such 409A Excise Tax Gross-Up Payment shall be paid within five days after the date the Company receives notice that the Internal Revenue Service has determined such Payment is subject to a 409A Excise Tax (including a copy of such determination), but no later than the date Executive is required to remit such Excise Tax to the Internal Revenue Service.  Notwithstanding the foregoing, if the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then the Company shall not pay the Executive a Code Section 4999 Excise Tax Gross-Up Payment, and the Payments due under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if even after all Payments due hereunder are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Payments shall be made. The reduction of the Payments due hereunder, if applicable, shall be made by first reducing the payments under Sections 5(A) and (B), in that order.

(B) All determinations required to be made under this Section 7, with respect to the Excise Tax imposed by Code Section 4999, including whether and when a Code Section 4999 Excise Tax Gross-Up Payment is required and the amount of such Gross-Up Payment, and whether any Payments are to be reduced pursuant to the second sentence of Section 7(A), shall be made by the Accounting Firm, and shall be binding upon the Company and the Executive, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes an inconsistent final and binding determination. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after receiving notice from the Executive that there has been a Payment or such earlier time as may be requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Code Section 4999 Excise Tax Gross-Up Payment that becomes due pursuant to this Section 7 shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination, or, if later, at least 20 business days before the Executive is obligated to pay the related Excise Tax. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"). In the event the Accounting Firm determines that there has been an Underpayment or the Executive is required to make a payment of any Code Section 4999 Excise Tax as a result of a claim described in Section 7(C), then the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's determination of the amount of the Underpayment.

(C) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(1)  give the Company any information reasonably requested by the Company relating to such claim,

(2)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)  cooperate with the Company in good faith in order effectively to contest such claim, and

(4)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an After-Tax basis, for any Excise Tax or Taxes imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(C), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the Taxes claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall, within five days after the date Executive notifies the Company of the claim (including providing a copy of the claim) but no later than the date the payment of taxes with respect to such claim is due, advance the amount of such payment to the Executive, on an interest-free basis, and  indemnify and hold the Executive harmless, on an After-Tax basis, from any Excise Tax or Taxes imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the relevant statute of limitations is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D) If, at any time after receiving a Gross-Up Payment or an advance pursuant to Section 7(C), the Executive receives any refund of the associated Excise Tax, the Executive shall (subject to the Company's having complied with the requirements of Section 7(C), if applicable) promptly pay to the Company the amount of such refund, together with any interest paid or credited thereon net of all Taxes applicable thereto. If, after the Executive receives an advance pursuant to Section 7(C), a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of any Gross-Up Payment owed to the Executive shall be reduced (but not below zero) by the amount of such advance.

(E) Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(F) Any other liability for unpaid or unwithheld Excise Taxes, other than those described above, is borne exclusively by the Company, in accordance with Code Section 3403.  The assumption of such liability by the Company shall not in any manner relieve the Company of any of its obligations under Section 7 of the Agreement.

(G) Notwithstanding anything in this Section 7 to the contrary, unless an earlier payment date is specified above, the Company shall, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), pay Executive (or in the case of costs and expenses payable under Section 7(C)(4), pay on the Executive's behalf)  all amounts to which the Executive is entitled under this Section 7 no later than the end of the first calendar year following the calendar year in which the Excise Tax or Tax is remitted to the Internal Revenue Service (or in the case of costs and expenses payable under Section 7(C)(4) where it is determined that no Excise Tax or Tax is owed by the Executive, no later than the end of the first calendar year following the calendar year in which there is a final and non-appealable settlement or other resolution of the contest).

8. Successors.

(A) This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution.

(B) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 8(C), without the prior written consent of Executive, this Agreement shall not be assignable by the Company.

(C) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. Miscellaneous.

(A) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement that is specifically identified as an amendment of this Agreement and executed by the Executive and the Chief Executive Officer of the Company.

(B) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Michael H. Jordan
[address]

If to the Company:

Telecommunications Number:  (972) 605-1926
5400 Legacy Drive H3-1A-58
        Plano, Texas 75024
                       Attention:  Michael E. Paolucci
                                        Vice President, Global Compensation & Benefits

                       With a copy to:

                       Telecommunications Number (972) 605-0791
                       5400 Legacy Drive H3-3A-05
                       Plano, Texas 75024
                       Attention:  Nick Linn
                                        Vice President, Labor & Employment

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

(C) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(D) The Company may withhold from any amounts payable under this Agreement such Taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(E)  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

10. Certain Definitions.

The following terms shall have the meanings set forth below for purposes of this Agreement.

"Accounting Firm" means any law firm or the certified public accounting firm among those regularly consulted by the Company during the twelve-month period prior to the date of the Change of Control.

"After-Tax" means after taking into account all applicable Taxes and Excise Tax.

"Board" has the meaning set forth in the second paragraph of this Agreement.

"Cause" means Executive has (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS' lawful and appropriate policies, directives or orders applicable to employees holding comparable positions, which failure results in significant harm to EDS (recognizing Executive shall not be obligated to follow policies, directives or orders that are unethical or would require Executive to violate his/her duties and/or obligations to EDS, their Board of Directors, or their shareholders);  (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents;  (d) willfully and materially violated the EDS Code of Business Conduct, which violation results in significant harm to EDS or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties, which conduct results in significant harm to EDS.  For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of EDS.

"Change of Control" means, in accordance with Treasury Regulation Section 1.409A-3(i)(5),  the happening of any of the events described in sub-sections (i) through (iv) below:

(i)

any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii)

 any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(iii)

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)

any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 40% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.

"Code" means the Internal Revenue Code of 1986, as amended.

"Date of Termination" means, in accordance with Treasury Regulation Section 1.409A-1(h)(1), the date on which Executive's employment terminates such that EDS anticipates no further services will be performed by Executive for EDS (or any services are reduced by 80% or more as provided by Treasury Regulation Section 1.409A-1(h)(1)(ii)).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excise Tax" means the excise taxes imposed by Section 4999 and/or 409A of the Code, together with any interest or penalties imposed with respect to such excise taxes.

"Good Reason" means: (i) reducing Executive's base salary or target bonus (as a percentage of base salary), excluding an inadvertent error not made in bad faith and which is remedied promptly by the Company after receipt of notice thereof by Executive, (ii) requiring Executive to be based at any office or location that is more than fifty (50) miles from Executive's principal work location immediately preceding the date of the Change of Control, unless Executive is on international assignment on the date of the Change of Control and is relocated as a result of Executive's being repatriated pursuant to the terms of Executive's international assignment agreement as in effect before the date of the Change of Control, or (iii) reducing Executive's title, position, authority, duties or responsibilities in a manner inconsistent with Executive's role immediately preceding the Change of Control (including, for example, if, following a Change of Control that results from a Business Combination, the chief financial officer (CFO) of the Company prior to such Change of Control is not placed in the position of CFO of the acquiring or successor entity, but is instead placed in a divisional or subsidiary CFO role, that would constitute "Good Reason"), excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof by Executive.

"Gross-Up Payment" means an amount such that, after payment by the Executive of all Taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, (i) any income and FICA taxes (and any interest and penalties imposed with respect thereto) and (ii) Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of the Executive's place of employment at the time of the Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

"Parachute Value" of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

"Payment" means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

"Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

"Protected Period" has the meaning set forth in the first sentence of Section 2.

"Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

"Subsidiary" of an entity means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the first entity owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

"Taxes" means all federal, state, local and foreign income, excise, social security and other taxes, other than the Excise Tax, and any associated interest and penalties.

"Term of this Agreement" means the period beginning on the date of this Agreement and ending on December 31, 2010.

"Underpayment" has the meaning set forth in Section 7(B).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

EXECUTIVE:                                                     EDS:

    /S/ MICHAEL H. JORDAN                              /S/ RONALD A. RITTENMEYER
Michael H. Jordan                                               By:        Ronald A. Rittenmeyer
President and
Chief Executive Officer

Dated:  December 20, 2007                                 Dated:  December 20, 2007

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